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                                                                   EXHIBIT 10.11

                             EMPLOYMENT AGREEMENT
                             --------------------


          EMPLOYMENT AGREEMENT, dated as of November 10, 1997, by and between T/SF COMMUNICATIONS CORPORATION, a Delaware corporation ("Employer"), and Brian
A. Meyer ("Executive"):

                                   Background
                                   ----------

          Employer wishes to retain Executive and Executive wishes to be employed by Employer on the terms and conditions set forth in this Agreement.

          In consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   ----------

                        TERM OF AGREEMENT AND EMPLOYMENT

          Section 1.01 Commencing on the date of this Agreement and for a period ending on November 10, 2002, subject to earlier termination as provided in Article VI hereof, Employer hereby employs Executive and Executive hereby accepts employment with Employer as the General Counsel of Employer and each of Employer's subsidiaries (the "Businesses"). Subject to the direction and ultimate authority of the President and Chief Executive Officer of Employer, Executive shall be responsible for (a) helping the President and Chief Executive Officer of Employer to grow its EBITDA consistently and aggressively, (b) ensuring the Businesses are conducted in a manner which is consistent with all Federal, state and other laws on a worldwide basis and (c) maintaining employment policies which are fair, consistent, legal and offer significant incentives to individuals to achieve their full potential while contributing to the success of Employer, and shall have such duties as are compatible with the position of General Counsel. Employer and Employer's subsidiaries are collectively referred to below as the "Related Entities."

          Section 1.02 The term of this Agreement shall continue from year to year after November 10, 2002, unless terminated by written notice, given by either party to the other, on or before the date which is one year prior to the expiration date of the term hereof or prior to the expiration of any extended term.


                                  ARTICLE II
                                  -----------

                      DUTIES AND OBLIGATIONS OF EXECUTIVE

          Section 2.01 At all times during the performance of this Agreement, Executive shall adhere to each Related Entity's policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended.

          Section 2.02 Executive shall devote substantially all of his business time, ability and attention to the operations of the Businesses during the term of this Agreement and shall not, whether directly or indirectly, render any services to any other person or organization, whether for

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compensation or otherwise, except with Employer's prior written consent.


                                  ARTICLE III
                                  ------------

                                  COMPENSATION

          Section 3.01 As full compensation for his services hereunder (including the services to Employer's subsidiaries), Employer shall pay Executive an annual salary of One Hundred Sixty Thousand Dollars ($160,000), payable in equal semi-monthly installments (the "Base Salary"). On each December 31, the Base Salary shall be increased by an amount equal to the percentage increase during the previous calendar year in the Consumer Price Index, All Items, in the New York, New York metropolitan area.

          Section 3.02 In addition to the Base Salary, for 1998 and each subsequent calendar year during the term of this Agreement, Employer shall pay Executive a bonus (the "Bonus") in an amount equal to 2% of his Base Salary as of the beginning of that year for each 1% (rounded to the nearest whole percentage) by which EBITDA for that year exceeds the EBITDA Budget for that year, provided that the maximum Bonus the Executive shall be entitled to receive with respect to any year shall be 50% of his Base Salary as of the end of that year. As used in this Agreement, (a) the term "EBITDA" means the consolidated earnings of the Related Entities before interest, taxes, depreciation and amortization, excluding extraordinary or unusual nonrecurring items of income and expense, determined in accordance with generally accepted accounting principles by Employer's independent accountants and (b) the term "Annual EBITDA Budget" means the aggregate amount (on a consolidated basis) of budgeted earnings of the Related Entities, before interest, taxes, depreciation and amortization, excluding extraordinary or unusual nonrecurring items of income and expense, based upon the budget for each calendar year determined not later than 30 days prior to the commencement of each year by the respective boards of the Related Entities (as those budgets may be modified from time to time as contemplated by this paragraph). If in any year any of the Related Entities acquires or disposes of any material business, the EBITDA for that year shall be adjusted to reflect the increase or decrease, as the case may be, in annual income and expense reasonably attributable to the acquired or disposed of business as determined by the board of that entity. The Bonus for any year shall be paid not later than 30 days after delivery of Employer's audited financial statements for that year.

          Section 3.03 Contemporaneously with the execution of this Agreement, Employer and Executive are executing an agreement in the form attached as Exhibit A pursuant to which Executive is being granted 10,000 Equity
---------
Appreciation Units under the Employer's Chief Financial Officer and General Counsel Equity Appreciation Plan.

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                                  ARTICLE IV
                                   -----------

                                    BENEFITS

          Section 4.01 Executive shall be entitled to participate in all benefit plans generally available to employees of Employer and, subject to
Section 6, to receive vacation, sick leave and leaves of absence in accordance with general employee policies.

                                   ARTICLE V
                                   ----------

                               BUSINESS EXPENSES

          Section 5.01 Employer shall reimburse Executive, in accordance with Employer's policies, for all reasonable out-of-pocket business expenses incurred by Executive in the performance of his duties hereunder. Executive shall furnish to Employer documentary evidence of each such expense in the form required to comply with Employer's policies and all applicable federal and state tax statutes and regulations issued thereunder for the substantiation of such expense as a tax deduction.


                                  ARTICLE VI
                                   -----------

                           TERMINATION OF EMPLOYMENT

          Section 6.01  Termination with Cause.  Employer may terminate
                        ----------------------
Executive's employment at any time for Cause by giving written notice of such termination to Executive. For purposes of this Agreement, cause shall mean:

  (a) The conviction of Executive of a felony;

  (b) Fraud, embezzlement or other misappropriation by Executive of funds or property of Employer or any of its affiliates;

  (c) A breach of any of Executive's fiduciary duties as an employee of Employer;

  (d) Any gross misconduct of Executive which is injurious in any material respect to Employer or any of its affiliates; or

  (e) Executive's failure to perform in any material respect his obligations under this Agreement.

     If Employer terminates Executive's employment for Cause under this Section 6.01, Executive shall cease receiving his Base Salary as of the date of such termination, shall not be entitled to any severance pay, and shall cease as of the date of such termination to participate in the benefit plans generally available to employees of Employer in which Executive is then participating. Employer will assure that Executive receives all benefits required by law, e.g.,
                                                                           ----
COBRA, but Executive will receive no other benefit hereunder.

  Section 6.02 Termination Resulting from Death or Disability.  If, as the
               ----------------------------------------------
result of any physical or mental disability, Executive shall fail or be unable to perform in a satisfactory manner a material portion of his duties and obligations hereunder for a period of 180 consecutive days or for a total of 180 days in any twelve (12) month period, Employer may, upon thirty (30) days prior written notice to Executive, terminate Executive's employment hereunder. Any dispute as to a disability shall be resolved by a medical doctor selected jointly by Employer and Executive, or, failing agreement, by the President of the American Medical Association.

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     The death of Executive shall terminate this Agreement and his employment hereunder, effective at the time of death.

     In the event of termination resulting from disability or death, Executive or his estate, as the case may be, shall receive Executive's Base Salary through the date of termination and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated. Executive's participation in the benefits plans generally available to employees of Employer shall cease as of the date of such termination, with the exception of a disability insurance plan, if any.

  Section 6.03 Termination upon a Change of Control.  This Agreement and
               ------------------------------------
Executive's employment hereunder shall be terminated automatically effective upon a Change of Control. In the event of termination resulting from a Change of Control, Executive shall receive Executive's Base Salary through the date of termination and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated. Executive's participation in the benefits plans generally available to employees of Employer shall cease as of the date of such termination. "Change-in-Control" means a sale of a common equity interest of 50% or more in Employer to persons who are not affiliates of VS&A Communications Partners II, L.P. ("VS&A"), or a merger of Employer with, or a sale of all or substantially all of the assets of the Employer and its subsidiaries to, any other entity in which VS&A does not in the aggregate own at least 50% of the equity interests; provided, however, that a Change-in-Control
                                   --------  -------
shall not be deemed to have occurred if, following a sale of common equity interests of Employer pursuant to a public offering, VS&A and its affiliates continue to have a controlling interest in Employer, even though such interest may constitute less than 50% of the equity interests of Employer.

  Section 6.04 Termination for Other Reasons. Employer may terminate this
               -----------------------------
Agreement and Executive's employment for any reason at any time by giving written notice of such termination to Executive. If Executive's employment is terminated by Employer pursuant to this provision (i.e., other than for Cause,
                                                   ----
death or disability), Executive shall cease receiving his Base Salary and to participate in Employer's benefit plans as of the date of such termination. If, however, Employer shall promptly receive from Executive a release of Employer and its affiliates, in form and substance satisfactory to Employer, from any and all claims which Executive may have in respect of such termination or under this Agreement, (a) Employer shall pay Executive severance pay in an amount equal to Executive's Base Salary (calculated at the rate of Executive's annual salary at the time of such termination) through the earlier of (i) the then current term of this Agreement and (ii) two (2) years after the date of such termination (the "Severance Period") and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated, and (b) Employer shall maintain in full force and effect Executive's continued participation in the benefit plans generally available to employees of Employer in which Executive was participating immediately prior to such termination until the earlier of (i) one (1) year after the date of such termination and (ii) Executive's commencement of full-time employment with a new employer. At the end of the period of participation in such benefit

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plans, Employer will assure that Executive receives all additional benefits required by law, e.g., COBRA. The payment of the severance pay referred to in
                 ----
clause (a) above shall be made as follows: (i) the amount calculated based upon Executive's Base Salary shall be payable during the Severance Period in accordance with the same schedule of payments provided for Executive's Base Salary pursuant to Section 3.01 and (ii) the amount calculated based upon the pro-rated bonus shall be payable in accordance with Section 3.02.

  Section 6.05 Breach of Agreement by Employer. In the event that (i) Employer
               -------------------------------
shall breach in any material respect any of its obligations under this Agreement, (ii) there is a material diminution of Employee's duties as set forth in this Agreement or (iii) there shall be a relocation of the primary business offices of Employer outside of the New York City metropolitan area., upon receipt from Executive of a release of Employer and its affiliates, in form and substance satisfactory to Employer, from any and all claims which Executive may have in respect of such termination or under this Agreement, (a) Employer shall pay Executive severance pay in an amount equal to Executive's Base Salary (calculated at the rate of Executive's annual salary at the time of such termination) through the Severance Period and a pro-rated portion (based on the number of days in the year in which Executive was employed) of the Bonus, if any, calculated for the portion of such calendar year through the last day of the month preceding the month in which Executive's employment terminated, and
(b) Employer shall maintain in full force and effect Executive's continued participation in the benefit plans generally available to employees of Employer in which Executive was participating immediately prior to such termination until the earlier of (i) one (1) year after the date of such termination and (ii) Executive's commencement of full-time employment with a new employer. At the end of the period of participation in such benefit plans, Employer will assure that Executive receives all additional benefits required by law, e.g., COBRA.
                                                                 ----
The payment of the severance pay referred to in clause (a) above shall be made as follows: (i) the amount calculated based upon Executive's Base Salary shall be payable during the Severance Period in accordance with the same schedule of payments provided for Executive's Base Salary pursuant to Section 3.01 and (ii) the amount calculated based upon the pro-rated bonus shall be payable in accordance with Section 3.02.

  Section 6.06 Mitigation. Executive agrees to use his best efforts to mitigate
               ----------
any severance pay hereunder by seeking other suitable employment or consultancy arrangements. If during the Severance Period the Executive accepts other employment or consultancy, the portion of the severance pay awarded to the Executive hereunder that is based upon Executive's Base Salary shall be reduced by the amount of any compensation payable as a result of such other employment or consultancy.


                                  ARTICLE VII
                                  -----------

                        NON-COMPETITION, CONFIDENTIALITY
                         AND NON-SOLICITATION COVENANTS

  Section 7.01 Executive acknowledges that Executive's employment hereunder will provide Executive with access on a continual basis to confidential and proprietary information concerning each of the Businesses, which is not readily available to the public; and that Employer would not enter into this Agreement but for the covenants (the "Restrictive Covenants") contained in this Article
VII.  Accordingly, Executive agrees that:

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  (a) During the term of employment hereunder and, for a period of one (1) year thereafter (the "Restricted Period"), Executive shall not, directly or indirectly, (i) engage in any of the Businesses for his own account; or (ii) render any services which constitute engaging in any of the Businesses in any capacity to any person (other than with the consent or at the direction of Employer); nor shall Executive own an equity interest in any person which is engaged in any of the Businesses, provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any person which are traded on any national securities exchange or NASDAQ, if Executive is not a controlling person of, or a member of a group which controls, such person, and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

  (b) Executive shall forever maintain in strictest confidence all information relating to each of the Businesses and to each of the Related Entities, which is known or becomes known to Executive, including, without limitation, trade secrets, know-how, financial statements and data, contracts (whether oral or written), customer and advertiser lists, rate schedules, pricing policies, marketing plans and strategies, and business acquisition plans (collectively, the "Confidential Information"), and shall not, except in connection with the business affairs of Employer and its affiliates, disclose any Confidential Information to any person, other than with the express written consent of Employer. Confidential Information shall not include information which Executive can demonstrate (A) has become generally available to the public other than as a result of a disclosure by Executive, (B) was available to Executive on a non-confidential basis prior to its disclosure to Executive by Employer, or
(C) has become available to Executive on a non-confidential basis from a source other than Employer, provided that such source is not known by Executive after reasonable inquiry to be bound by a confidentiality agreement with Employer or otherwise prohibited from transmitting the information to Executive by a legally binding obligation.

  Notwithstanding anything in this Agreement to the contrary, in the event that a request or demand is made upon Executive, by written interrogatory, request for information or documents, subpoena, court order, civil investigative demand or other legal process, to disclose any Confidential Information, which disclosure is not otherwise permitted hereunder, Executive will provide Employee with prompt notice of any such request or demand so that Employer may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Executive will not oppose action by, and will cooperate with, Employer in any effort to obtain an appropriate protective order.

  All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information heretofore or hereafter made or compiled by Executive or made available to Executive concerning any of the Businesses shall be the property of the respective Related Entities, shall be kept confidential in accordance with the provisions of this Section 7.01(b), and shall be delivered to the respective Related Entities promptly upon termination of this Agreement or at any earlier or later time upon the request of Employer.

  (c) During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage any current employee, officer or director of any of the Related Entities to leave the employment of his employer, or hire any current or former employee, officer or director of, any of the Related Entities.

  (d) During the Restricted Period, Executive shall not, directly or indirectly, solicit or encourage any person who is a customer or advertiser of any of the Related Entities, or the affiliates or associates thereof, to discontinue such person's business relationship with any of the Related Entities.

  Section 7.02 Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this Agreement; (ii) the Restrictive Covenants are reasonable in scope and in all other respects;
(iii) any violation of the Restrictive Covenants will result in irreparable injury to the Related Entities; (iv) money damages would be an inadequate remedy at law for the Related Entities in the event of a breach of any of the Restrictive Covenants by Executive; and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Related Entities.

  Employer and Executive hereby submit to the jurisdiction of the Courts of the State of New York to enforce

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

the Restrictive Covenants and agree that if Executive breaches or threatens to breach a Restrictive Covenant, Employer (or any of the other Related Entities) shall be entitled, in addition to all other remedies, to an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

                                 ARTICLE VIII
                                 -------------

                                  ARBITRATION

  Section 8.01 Except as otherwise set forth in Section 7.02 above, Employer and Executive each waives any right each may have to a civil lawsuit and trial by jury in connection with any dispute between them arising out of, concerning or connected with this Agreement and each agrees that, upon the written request of the other party, any such dispute shall be submitted to arbitration.
Arbitration shall take place in the City of New York, or such other place as the parties may agree, and shall be governed by the rules of the American Arbitration Association.

     Section 8.02 Employer and Executive shall select one (1) arbitrator to hear and determine the dispute from a list of five (5) candidates provided by the American Arbitration Association.

     Section 8.03 The arbitrator's award shall be final and binding on the parties and the arbitrator may invoke any remedy available in equity or at law, including, without limitation, injunctions and restraining orders. The parties agree to the jurisdiction of the Courts of the State of New York for confirmation and enforcement of the arbitrator's award.


                                  ARTICLE IX
                                  -----------

                               GENERAL PROVISIONS

     Section 9.01 In the event of arbitration or an action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs. The arbitrator's fees and costs incurred shall be borne by the losing party.

     Section 9.02 This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

     Section 9.03 Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by courier service (with next day delivery requested) or the U.S. Postal Service by express mail (with next day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed, upon transmission of the fax, in the case of a courier service or the U.S. Postal Service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:

     If to Employer:

     T/SF Communications Corporation
     888 Seventh Avenue
     New York, New York  10106
     Attn:  President

     With a copy to:

     VS&A Communications Partners II, L.P.
     350 Park Avenue
     New York, New York  10022
     Attn:  President

     If to Executive:

     Brian A. Meyer
     800 West End Avenue
     Apartment 4A
     New York, New York  10025

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

     Section 9.04 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law.

     Section 9.05 No breach of any provision hereof may be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed a waiver of any other breach of the same or any other provision hereof. This Agreement may be amended only by a written agreement, executed by the parties hereto.

     Section 9.06 In the event any one or more of the provisions contained in this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

     Section 9.07 This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all the parties hereto.

Section 9.08 Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import

                                       8
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of all the terms hereof.

                                       9
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.


                              T/SF COMMUNICATIONS CORPORATION


                              By:_______________________________



                              __________________________________
                              Brian A. Meyer

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